UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 26, 2007

VITACUBE SYSTEMS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50875	84-1575085
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

480 South Holly Street
Denver, CO 80246
(Address of principal executive offices, including zip code)

(303) 316-8577
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 23, 2007, the American Stock Exchange (“AMEX”) Listing Qualifications staff notified the Company that it had determined to initiate delisting proceedings against the Company due to the Company’s inability to maintain compliance with certain AMEX continued listing requirements.   Specifically, the AMEX staff determined that the Company was not in compliance with Section 1003(a)(iv) of the Company Guide in that it had sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the AMEX, as to whether it would be able to continue operations and/or meet its obligations as they matured.

The Company will request an oral hearing before an AMEX Qualifications Panel (the “Panel”) to appeal the foregoing delisting determination by the AMEX staff, at which hearing the Company intends to present its plan of compliance with the alleged listing deficiency.   The time and place of this hearing has not been set as of the date hereof. Pending the Panel’s determination, the Company’s securities will remain trading on AMEX. In the event the Panel accepts the Company’s plan for compliance to be presented at the hearing, the Company’s stock will continue trading on the AMEX for the duration of the compliance period. Otherwise, the Company’s securities would be delisted from AMEX immediately following the hearing. In that event, the Company’s stock may continue to be listed on the OTC Bulletin Board.  There is no assurance that the Panel will accept the Company’s plan of compliance or that, even if such plan is accepted, the Company will be able to implement the plan within the prescribed timeframe.

Item 8.01 Other Events

On January 26, 2007, the Company issued a press release announcing the foregoing. A copy of this press release is attached as Exhibit 99.1 hereto.

Item 9.01       Financial Statements and Exhibits

(d)         Exhibits

99.1 Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: January 26, 2007	VITACUBE SYSTEMS HOLDINGS, INC.

	By:	/s/ John D. Pougnet
John D. Pougnet
Chief Executive Officer & Chief Financial Officer